UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2007

CITADEL BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-31740	51-0405729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

City Center West, Suite 400

7201 West Lake Mead Blvd.

Las Vegas, Nevada 89128

(Address of Principal executive offices, including Zip Code)

(702) 804-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 28, 2007, Citadel Broadcasting Corporation (“Citadel”) entered into an indemnification agreement (the “Indemnification Agreement”) with Michael J. Regan in connection with his election to Citadel’s Board of Directors (the “Board”). The Indemnification Agreement provides for Citadel to indemnify Mr. Regan for certain expenses and liabilities that may arise in connection with his service as a director, as described in such Indemnification Agreement. A copy of the Indemnification Agreement is filed herewith as Exhibit 10.1.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) As of February 28, 2007, the Board elected Michael J. Regan to the Board to serve as a Class II director to fill the vacancy created by Sandra J. Horbach’s resignation. Mr. Regan’s term will expire on the date of Citadel’s annual meeting of shareholders in 2008 or when his successor has been elected and has qualified. Mr. Regan will serve as a member of the Audit Committee, and the Board has determined that he qualifies as an “Audit Committee Financial Expert,” as that term is defined under the federal securities laws and regulations. Citadel issued a press release announcing Mr. Regan’s election to the Board on March 2, 2007, which is filed herewith as Exhibit 99.1.

Mr. Regan will be compensated for his service as a director and as a member of the Audit Committee in accordance with Citadel’s standard compensation arrangements for directors who are not employees of Citadel or general partners of Forstmann Little & Co. as described in the Current Report on Form 8-K that Citadel filed with the Securities and Exchange Commission on May 26, 2006.

On February 28, 2007, Mr. Regan and Citadel entered into the Indemnification Agreement which is described in more detail under Item 1.01 of this Current Report.

Item 9.01.	Financial Statements and Exhibits.

Exhibit.	Description.

10.1	Indemnification Agreement, dated February 28, 2007.

99.1	Press Release issued by Citadel Broadcasting Corporation, dated March 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

Date: March 2, 2007	By:	/S/ JACQUELYN J. ORR
Name: Jacquelyn J. Orr Title: General Counsel & Vice President